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                                                                    EXHIBIT 99.1

                  [Vintage Petroleum News Release Letterhead]

            VINTAGE PETROLEUM, INC. ADOPTS STOCKHOLDER RIGHTS PLAN


     TULSA, OKLAHOMA, (March 17, 1999) -- The Board of Directors of Vintage Petroleum, Inc. today announced the adoption of a stockholder rights plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Vintage common stock.

     Charles C. Stephenson, Jr., Chairman of Vintage, stated: "The Rights are not being distributed in response to any specific effort to acquire the Company. The Rights are designed to assure that all of Vintage's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Vintage without paying all stockholders a fair price."

     The Rights will be exercisable only if a person or group acquires 15% or more of Vintage's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $60.

     If the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 15% or more of Vintage's outstanding common stock, each Right will entitle its
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holder (other than such person or members of such group) to purchase, at the
Right's then-current exercise price, a number of Vintage's common shares having a market value of twice such price.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

     The Rights are intended to enable all stockholders to realize the full value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The dividend distribution will be made on April 5, 1999, payable to stockholders of record on that date. The Rights will expire on April 5, 2009. The Rights distribution is not taxable to stockholders.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

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